Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Quarter and Nine Months Ended December 28, 2019

MARION, N.Y. February 5, 2020 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the third quarter and nine months ended December 28, 2019.

Highlights (vs. year-ago, year-to-date results):

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Net continuing sales increased $90.9 million or 9.7% as compared to the prior year nine months. This is a result of higher selling prices/sales mix of $58.0 million and higher sales volume of $32.9 million. The increase in sales is primarily from a $50.8 million increase in B&G Foods Inc. sales and an increase in canned vegetable sales.

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Gross margin percentage from continuing operations income increased from 2.7% to 9.3% as compared to the prior year nine months. Higher sales volume, lower cost increases and a decrease in the LIFO charge all contributed to the higher gross margin percentage.

“The third quarter was much improved for the company in part due to an $11.3 million pretax LIFO credit.  The credit resulted from reduced inventory positions as inclement weather conditions impacted the amount of seasonal canned and frozen vegetables we were able to pack.  Selling prices have firmed as we work to manage our inventory positions and remain a 52 week supplier to our customer base,” stated Kraig Kayser, President and Chief Executive Officer.

Highlights (vs. year-ago, third quarter results):

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Net continuing sales increased $20.7 million or 5.6% as compared to the prior year quarter. This is a result of higher selling prices/sales mix of $23.9 million partially offset by lower sales volume of $3.2 million. The increase in sales is primarily from a $21.0 million increase in B&G Foods Inc. sales.

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Gross margin percentage from continuing operations increased from (0.6)% to 13.3% as compared to the prior third quarter. Higher sales volume, lower cost increases and a decrease in the LIFO charge all contributed to the higher gross margin percentage.

About Seneca Foods Corporation

Seneca Foods is North America’s leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, Paradise®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Earnings From Continuing Operations Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating earnings excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring and enhance the understanding of the Company’s historical operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported operating income (loss) excluding LIFO and plant restructuring.

	Quarter Ended		Nine Months Ended
	In millions		In millions
	12/28/2019	12/29/2018	12/28/2019	12/29/2018
	FY 2020	FY 2019	FY 2020	FY 2019

Operating income (loss) from continuing operations, as reported:	$33.1	$(23.7)	$43.4	$(28.5)

LIFO (credit) charge	(11.3)	25.8	(7.5)	39.9

Plant restructuring charge	0.8	1.4	6.7	2.3

Operating income, excluding LIFO and plant restructuring impact	$22.6	$3.5	$42.6	$13.7

Set forth below is a reconciliation of reported net earnings (loss) to EBITDA and FIFO EBITDA (earnings (loss) before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Nine Months Ended
EBITDA and FIFO EBITDA:	December 28, 2019	December 29, 2018
	(In thousands)

Net earnings (loss) from continuing operations	$30,166	$(27,834)
Income tax expense (benefit)	9,357	(9,617)
Interest expense, net of interest income	9,183	11,587
Depreciation and amortization	22,644	22,248
Interest amortization	(209)	(213)
EBITDA	71,141	(3,829)
LIFO (credit) charge	(7,457)	39,933
FIFO EBITDA	$63,684	$36,104

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made. Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation

Unaudited Selected Financial Data

For the Periods Ended December 28, 2019 and December 29, 2018

(In thousands of dollars, except share data)

	Third Quarter		Year-to-Date
	Fiscal 2020	Fiscal 2019	Fiscal 2020	Fiscal 2019

Net sales	$392,971	$372,238	$1,027,898	$936,991

Plant restructuring expense (note 2)	$793	$1,396	$6,745	$2,279

Other operating income (loss), net (note 3)	$1,617	$(776)	$8,618	$3,498

Operating income (loss) (note 1)	$33,115	$(23,657)	$43,443	$(28,513)
Other income	(1,656)	(607)	(5,263)	(2,649)
Interest expense, net	2,690	3,864	9,183	11,587
Earnings (loss) from continuing operations before income taxes	$32,081	$(26,914)	$39,523	$(37,451)

Income tax expense (benefit) from continuing operations	7,653	(6,874)	9,357	(9,617)

Earnings (Loss) from continuting operations	24,428	(20,040)	30,166	(27,834)
Earnings from discontinued operations (net of tax)	955	34,056	955	42,211
Net earnings	$25,383	$14,016	$31,121	$14,377

Basic earnings (loss) per share:
Continuing operations	$2.65	$(2.07)	$3.23	$(2.86)
Discontinued operations	$0.10	$3.52	$0.10	$4.34
Net basic earnings per common share	$2.75	$1.45	$3.33	$1.48

Diluted earnings (loss) per share:
Continuing operations	$2.63	$(2.07)	$3.20	$(2.86)
Discontinued operations	$0.10	$3.50	$0.10	$4.31
Net diluted earnings per common share	$2.73	$1.43	$3.31	$1.45

Note 1:	The effect of the LIFO inventory valuation method on third quarter pre-tax results increased continuing operating earnings by $11,337,000 for the three month period ended December 28, 2019 and decreased operating earnings by $25,776,000 for the three month period ended December 29, 2018.
The effect of the LIFO inventory valuation method on nine month pre-tax results increased continuing operating earnings by $7,457,000 for the nine month period ended December 28, 2019 and decreased operating earnings by $39,933,000 for the nine month period ended December 29, 2018.
Note 2:	The nine month period ended December 28, 2019 included a restructuring charge of $6,745,000 related to plants in the Midwest and Northwest. The nine month period ended December 29, 2018 included a restructuring charge primarily for severance of $2,279,000 related to plants in the East and Northwest.
Note 3:	During the nine months ended December 28, 2019, the Company sold two plants and unused fixed assets which resulted in a gain of $8,618,000 as compared to a gain of $3,920,000 during the nine months ended December 29, 2018. The prior year gain was mostly related to the sale of a closed plant in the Midwest.
Note 4:	The Company uses the "two-class" method for basic earnings (loss) per share by dividing the earnings (loss) attributable to common shareholders by the weighted average of common shares outstanding during the period.

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